As filed with the Securities and Exchange Commission on January 13, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

APPLE REIT SEVEN, INC.
(Exact name of registrant as specified in charter)

Commonwealth of Virginia (State or other jurisdiction of incorporation or organization)	20-2879175 (I.R.S. Employer Identification No.)

814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glade M. Knight
814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Martin B. Richards, Esq.
David F. Kurzawa, Esq.
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Units, no par value (each unit is equal to one common share and one series A preferred share)	5,000,000(2)	$11.00	$55,000,000	$6,303

(1)	The proposed maximum offering price per unit will equal $11.00 unless subsequently adjusted by our board of directors.

(2)

On January 11, 2012, the board of directors increased the maximum number of units issuable under the Plan from 10,000,000 units to 15,000,000 units, and the Plan is amended and restated to reflect this increase. As of the filing of this registration statement 9,863,656 units have been issued under the Plan pursuant to the registrant’s registration statement on Form S-3 filed with the Commission on July 17, 2007 (Registration No. 333-144631).

PROSPECTUS

A REAL ESTATE INVESTMENT TRUST
Amended and Restated Dividend Reinvestment Plan

We are offering this Amended and Restated Dividend Reinvestment Plan to our shareholders. Our shareholders own units. Each unit is equal to one common share and one Series A preferred share.

We refer to our Amended and Restated Dividend Reinvestment Plan as the plan in this prospectus. Any current shareholder who joins or participates in the plan will be considered a participant. Participation in the plan is voluntary.

The plan offers a convenient way for our shareholders to increase their investment in our Company by purchasing additional units, free of brokerage fees, commissions or service charges. The plan is set forth and explained in question-and-answer format below. In general, you can purchase additional units by electing to have the dividends on your units reinvested for the purchase of additional units. You will receive account statements promptly after your election that shows your investments under the plan.

To join the plan, you must complete an Authorization Form (attached at the back of this prospectus) and send it to the plan’s administrator, at the address shown on the Authorization Form. If you own units that are registered and held in the name of someone else, such as a brokerage or securities firm, those units can become subject to the plan by the registered holder joining the plan on your behalf.

You may withdraw from the plan at any time by making an election to cancel on a new Authorization Form and returning it to the plan’s administrator.

We encourage you to read this prospectus carefully and to keep it for future reference.

The plan is not being offered in any state or country where such an offer is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2012

PLAN SERVICE FEES

Enrollment of New Participants	no fee
Dividend Reinvestment	no fee
Gift or Transfer of Units	no fee
Withdrawal from the Plan	no fee
Routine Account Statements	no fee
Duplicate Account Statements	no fee

i

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which is available at the SEC’s web site at: http://www.sec.gov. Documents we file with the SEC’s public reference room may also be accessed on our website at http://www.applereitseven.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the sale of all of the units covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	our Definitive Proxy Statement, filed with the SEC on April 5, 2011;

•	our Schedule 14D-9, filed with the SEC on June 14, 2011 and September 14, 2011; and

•

our Current Reports on Form 8-K, filed with the SEC on May 18, 2011, June 7, 2011, June 27, 2011, July 1, 2011, July 29, 2011, August 16, 2011, August 19, 2011, August 25, 2011, November 16, 2011, November 21, 2011 and December 1, 2011.

We also are incorporating by reference the description of the units as set forth in our Registration Statement on Form S-11, dated March 3, 2006, as amended; Form 8-A filed on April 27, 2007.

You should rely only on the information that is provided in, or is incorporated by reference into, this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not offering to sell the units, and are not soliciting any purchase of them, in any jurisdiction where such actions would not be permitted. The effective date of the information in this prospectus, or in any prospectus supplement, is or will be shown on the cover. You should not assume that such information is accurate as of any other date.

We will provide without charge to each person, including any shareholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at our web site: http://www.applereitseven.com or at the following address:

Apple REIT Seven, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Investor Relations
(804) 344-8121

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information both included and incorporated by reference in this prospectus may contain “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Exchange Act. These forward- looking statements are based on current expectations, estimates and projections about future events, and are not guarantees of future performance.

All statements other than statements of historical facts are forward-looking statements and can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “would,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. These statements are subject to certain risks, trends, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus.

Among the factors that could cause actual results or events to differ materially from anticipated results or events are:

•	changes in general economic conditions;

•	changes in local and national real estate conditions;

•	downturns in our industry, or the impact of increased competition, or decreased demand from our customers:

•	availability of capital from borrowings under our credit facilities or from the sale of our securities;

•	our ability to obtain additional financing on satisfactory terms;

•	our ability to continue to identify suitable investments;

•

our ability to comply with the highly technical and complex provisions of the Internal Revenue Code to qualify as a real estate investment trust (a “REIT”) for any particular year, or that the applicable law will not change and adversely affect the Company and its shareholders; and

•	other risks detailed from time to time in our SEC filings.

Except for ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that expectations will be attained.

OVERVIEW OF COMPANY

We were formed on May 20, 2005, with the first investor closing on March 16, 2006. Since our incorporation, we raised $1,000,000,000 in our best efforts offerings of units. Each unit is equal to one common share and one Series A preferred share of the Company. We have used the proceeds from our offerings to purchase hotels in select metropolitan areas throughout the United States, and for other Company purposes. As of December 31, 2011, we owned, either directly or through our subsidiaries, a total of 51 hotels with 6,426 suites and/or rooms, located in various states.

We are a real estate investment trust (a “REIT”). The REIT Modernization Act permits REITs to establish taxable businesses to conduct certain previously disallowed business activities. To take advantage of these activities, we formed wholly-owned taxable REIT subsidiaries, and leased all of our hotels to those subsidiaries. The hotels are operated and managed by third party independent contractors and franchised by Marriott® International, Inc., Hilton® Worldwide or their affiliates.

THE PLAN

The plan is set forth in its entirety below. By participating in the plan, you agree to all terms and conditions of the plan, as it may be amended from time to time. You should read this prospectus carefully before participating in the plan and keep it for future reference.

Purpose

1.  What is the purpose of the plan?

The purpose of the plan is to provide our shareholders with a convenient and inexpensive way to increase their investment in the Company by reinvesting their dividends to purchase additional units. All purchases of units under the plan are free of brokerage fees, commissions and service charges. When you participate in the plan, you will acquire additional units and we will receive additional funding for a variety of corporate purposes. The additional funding will be used for general corporate purposes which may include:

•	purchase units under our Unit Redemption Program

•	enhance our properties

•	satisfy our financing obligations and other expenses

•	increase our working capital

•	acquire additional hotels or other properties

Advantages and Possible Disadvantages

2.  What are the advantages of the plan?

Advantages of the plan include the following:

No Brokerage Fees or Commissions	You will not pay any brokerage fees, commissions or service charges when you purchase units under the plan.
Automatic Reinvestment	You can purchase units automatically through reinvestment of the full amount of the dividends that are paid on your units.
Account Statements	You will receive account statements that show your investments under the plan and help simplify your record-keeping.

3.  What are the possible disadvantages of the plan?

You should consider the possible disadvantages of the plan. First, the units you acquire under the plan are not now, and may not ever be, listed on any exchange or traded in any established market. You should be prepared to hold the units indefinitely.

Second, since the units are not listed on any exchange, the price for all units purchased under the plan will be determined by us from time to time, rather than by market conditions, which are not readily ascertainable for the units. This price may fluctuate between the date of your investment election and the date when units are purchased for your account. These fluctuations may change the number of units you receive.

Third, your investment elections, and any changes or cancellations, must be received by the plan administrator within specified time limits. If these time limits are not met, a significant delay may occur before your investment elections can be implemented. Please see the answer to question 13 for further details.

Fourth, dividends on your units are likely to represent income to you for federal income tax purposes, whether those dividends are reinvested or not. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available to you for those tax payments. Furthermore, participating in the plan will increase the number of your units and the total amount of your dividends from them. Thus, participating in the plan will increase the income you must report for federal income tax purposes. Please see the answer to question 32 and consult your tax advisor for further details.

Eligibility

4.  Who is eligible to participate in the plan?

Except as described below, the plan is generally open to all holders of the units. Participants can be individuals, trusts, retirement plans, corporations or other entities.

5.  Who is not eligible to participate in the plan?

The plan is not intended for anyone who is not purchasing units for investment purposes or whose actions (if permitted) could distort, destabilize or manipulate the distribution of the units. In addition, we cannot allow any actions that would terminate, or would create a risk of terminating, our status as a REIT for federal income tax purposes. Due to the variety of potentially improper actions, we must reserve the right to modify, suspend or terminate participation in the plan by anyone for any reason, if we determine, in our sole judgment, that doing so would be in the best interests of the Company, the plan, the participants or our shareholders.

The plan may be unavailable to the residents of some jurisdictions. If you reside in a jurisdiction where the units offered under the plan, or the persons involved in the offering, are not registered under applicable securities laws or do not qualify for an exemption from registration, you will not be eligible to participate in the plan.

6.  How does the plan apply to units that are held by a brokerage firm?

If you purchased your units through David Lerner Associates, Inc., your units will be held by David Lerner Associates, Inc. on account. Shareholders, if permitted, may ask other brokerage or securities firms to hold the units in “street name.” In either situation, the shareholder would remain the beneficial owner of the units, and the brokerage or securities firm would be considered the registered or record holder.

Units held by your broker can become subject to the plan by having your broker join the plan on your behalf. You should ask your broker about any fees that it may charge for these services. Nothing contained in this plan should be interpreted as implying that your broker may not charge its own fees for services relating to participation in the plan. We reserve the right to deny participation in the plan to any broker or other registered holder who insists on terms or conditions that, in our sole judgment, would cause us to incur an excessive cost or burden or would be inconsistent with the purposes of the plan.

If your broker joins the plan on your behalf, your broker must comply with the plan in all respects. As a result, you generally would have no direct involvement with the plan or the plan administrator, and you would need to communicate with your broker instead.

To simplify this description of the plan, most of the remaining answers will be written from your perspective, as a participant in your own name. Please keep in mind, however, that references below to “you” and “your” may also refer to any registered holder acting on your behalf.

7.  Can a participant have more than one account under the plan?

It is possible to become the beneficial owner of more than one account under the plan. This could occur, for example, if you become a participant in your own name and also arrange for a brokerage or securities firm to join the plan on your behalf.

Administration

8.  Who administers the plan?

For so long as David Lerner Associates, Inc. serves as broker for all participants in the plan, David Lerner Associates, Inc. will serve as the initial plan administrator. The Company may in the future elect a separate plan administrator if there are participants in the plan whose broker is someone other than David Lerner Associates, Inc. The Company reserves the right to change the plan administrator at any time, with or without notice to participants.

9.  What are the responsibilities of the plan administrator?

The plan administrator (as indicated in Question 8 above, David Lerner Associates, Inc. will serve as the initial plan administrator) is responsible for each of the following actions under the plan:

•	establishing and maintaining accounts of record holders

•	processing investment elections

•	reinvesting dividends on units

•	sending account statements and investment forms (such as Authorization Forms)

•	sending year-end tax statements on IRS Form 1099

•	answering general questions about the administration of the plan

The plan administrator may perform its services under the plan by engaging other companies as its nominees or agents.

Participation

10.  How does an investor participate in the plan?

Participation in the plan is voluntary. To join the plan, you must complete the appropriate Authorization Form and return it to the party indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the Company at the address indicated in that form. Both Authorization Forms are included at the back of this prospectus. You may withdraw from the plan at any time, as explained in the answer to question 29.

11.  What investment election is available under the plan?

You can automatically reinvest only the full amount of the dividends that are paid on your units.

Once you are enrolled in the plan, the dividends on all of your current units and all future units will be reinvested to purchase additional units. You will not have to make future elections to reinvest future dividends.

12.  When do investment elections take effect?

All investment elections under the plan take effect on periodic investment dates. The investment dates generally occur on or about the 15th day of each month. If the indicated date is a weekend or holiday, the investment date will occur on or about that date.

13.  When must investment elections, and any changes or cancellations, be received?

Your investment elections, and any changes or cancellations, require a certain amount of time to process. Therefore, the appropriate Authorization Form must be received before the dividend

“record date” for the next monthly investment date if you want your instructions to take effect on that investment date. Record dates usually occur at the end of the month before the monthly investment dates.

Late instructions will not take effect on that investment date. Instead, late instructions will be implemented on the following investment date.

We reserve the right to waive the time limits described above on a case-by-case basis, in our sole discretion. Requests for waivers must be in writing and generally will be denied in the absence of extraordinary circumstances.

14.  How does a participant change or cancel investment elections under the plan?

To change or cancel your investment elections under the plan, you must complete the appropriate Authorization Form with your new elections and return the form to the party as indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the appropriate Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the Company at the address indicated in that form. Prior elections for dividend reinvestment will remain in effect unless they are specifically changed or canceled on your new Authorization Form. Your new elections will take effect in accordance with the rules that apply to all investment elections.

Dividend Reinvestment

15.  What is the dividend reinvestment option?

You may reinvest only the full amount of your dividends to purchase units. You may invest the full amount of your dividends into units by filling out the appropriate Authorization Form and sending that form as indicated on the Form to the appropriate party. If your broker is David Lerner Associates, Inc., return the Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the Company at the address indicated in that form. At this time, we do not intend to allow partial dividend reinvestments. You may cancel dividend reinvestment at any time. Once the cancellation takes effect, you will no longer be in the plan and will receive your dividend payments in the same manner as shareholders who are not enrolled in the plan.

If your election regarding dividend reinvestment is unclear (for example, if you fail to provide required information, or make more than one election on the same Authorization Form), we will assume that you do not want any reinvestment of dividends.

16.  How long does an election for dividend reinvestment remain in effect?

Once you make an election for dividend reinvestment, your election will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the units on each investment date, without having to complete new Authorization Forms.

Costs

17.  Do fees or commissions apply when units are purchased under the plan?

You will not pay any brokerage fees, commissions or service charges when you purchase units under the plan.

You should ask your broker about any fees that it may charge for these services. Nothing contained in this plan should be interpreted as implying that your broker may not charge its own fees for services relating to participation in the plan.

Source and Pricing of Units

18.  What is the source of the units purchased under the plan?

We will issue all units purchased under the plan. We currently are authorized to issue up to 200,000,000 common shares and 215,240,000 preferred shares. As of January 10, 2012 a total of 91,109,651 units were issued and outstanding. All units under the plan will be adjusted, as appropriate, to reflect any stock split, stock dividend or stock rights transaction that may occur with respect to the units.

19.  When dividends are reinvested under the plan, how is the number of units determined?

When you elect to reinvest the full amount of your dividends to purchase units under the plan, the number of units you receive is computed as follows:

Your Reinvested Dividends
Price Per Unit

A fractional number of units, rounded to three decimal places, will be issued to the extent necessary.

20.  How are unit prices determined?

The price of units purchased under the plan directly from us by dividend reinvestments will be based on the fair market value of our units as of the reinvestment date as determined in good faith by our board of directors from time-to-time. Thus, unless our board of directors adopts a different method of determining market value and price for our units for purposes of this plan, the market value of our units and the unit price of units purchased from us under the plan will not be based on an appraisal or other valuation of us, our net assets, or the units, and will not necessarily reflect our value, earnings, net worth or other measures of value, but rather will be deemed equal to the most recent price at which an unrelated person has purchased our units from us.

Our units are not publicly traded; consequently, there is no established public trading market for our units on which we could readily rely in determining fair market value. Nevertheless, as indicated above, the board has determined in good faith that, for purposes of this plan, at any given time the most recent price at which an unrelated person has purchased from us our units represents the fair market value of our units. Consequently, unless and until the board decides to use a different method for determining the fair market value of our units, the per unit price for the plan will be determined at all times based on the most recent price at which an unrelated person has purchased from us our units. Notwithstanding the foregoing, the board of directors may determine a different fair market value and price for our units for purposes of this plan if (1) in the good faith judgment of the board an amount of time has elapsed since our units have been purchased from us by unrelated persons such that the price paid by such persons would not be indicative of the fair market value of our units or (2) our board determines that there are other factors relevant to such fair market value.

The most recent price paid by an unrelated person to us for a unit was $11.00 on December 15, 2011 which was the most recent date a dividend was paid by the Company. Accordingly, our board of directors has determined in good faith that the offering price for units purchased under the plan will initially be $11.00 per unit.

Since, as indicated above, the fair market value of our units and the unit price of units purchased from us under the plan by dividend reinvestment will be deemed equal to the most recent price at which an unrelated person has purchased from us our units (unless the board of directors has adopted a different method of determining market value and price for our units for purposes of this plan), such fair market value of our units and the unit price of units purchased from us under the plan will therefore not be based on an appraisal or other valuation of us, our net assets, or the units, and will not necessarily reflect our value, earnings, net worth or other measures of value.

The United States Internal Revenue Service has ruled that, in connection with a reinvestment plan, a REIT may issue reinvestment plan shares at 95% or more of their fair market value as a result of savings to the REIT resulting from directly issuing the reinvestment plan shares. If the shares are issued at less than 95% of fair market value, the REIT will be considered to have made a preferential, non-deductible dividend distribution. That could subject the REIT to federal corporate income taxes which most likely would reduce the after-tax yield on any distributions to its shareholders. To avoid this result under our plan, a reasonably accurate determination of the fair market value of units by our board of directors is required. Because there is no established public trading market for our units, there can be no assurance that the United States Internal Revenue Service will accept our board of directors’ determination of the fair market value of our units.

In the event of a subsequent determination that the purchase price for shares under the plan represents a discount in excess of 5% of the fair market value at the time of the sale, the distribution of the portion of the shares issued under the plan representing the excess amount would be subject to being voided, ab initio, to the extent it would result in our failure to qualify as a REIT.

21.  If the units are later listed on an exchange, how will unit prices be determined?

We do not expect, and have no obligation, to list the units on any exchange or national quotation system in the near future. If such a listing occurs in the future, however, the per unit price would be determined by comparing the “Prior Day Average” and the “Prior 10-Day Average,” and then taking the higher amount.

The Prior Day Average would be the average of the high and low selling prices for the units on the last trading day before the applicable investment date. In general, the Prior 10-Day Average would be the average of the selling prices at closing (not the daily highs or lows) on the last 10 trading days before the applicable investment date. However, the Prior 10-Day Average would be subject to a cap that equals 105% of the Prior Day Average.

The Prior Day Average and the Prior 10-Day Average would be based on The Wall Street Journal report for the applicable exchange. If the units are traded on a national quotation system, each daily price for both the Prior Day Average and the Prior 10-Day Average would equal the daily mean of the representative closing “bid” and “asked” prices.

22.  How will changes in the per unit price be made available to participants?

If we change the per unit price after the date of this plan, we will issue a press release or otherwise communicate with participants to identify the new price. We also will make any appropriate and publicly available filing with the SEC.

23.  How can units be transferred under the plan?

If you desire to transfer some or all of your units under the plan, you should contact the plan administrator for instructions and forms necessary to make the transfer. If you transfer units under the plan, the recipient will then become a separate participant, and will be eligible to make separate investment elections under the plan.

Account Statements and Shareholder Matters

24.  Do participants receive account statements under the plan?

The plan administrator will send you an account statement following any activity in your account under the plan. If a brokerage or securities firm has joined the plan on your behalf, you may receive an account statement from that firm rather than an account statement from the plan administrator. You should contact the brokerage or securities firm about its policies in this regard.

You should keep all of your account statements for your tax records. Each account statement will show, among other things, the following information:

•	total number of units in your account before and after the investment date

•	pricing information for all units purchased

•	amount of dividends reinvested and number of units purchased as a result

25.  Do participants receive general shareholder information?

Only existing shareholders are eligible to participate in the plan. As a participant in the plan you will receive the same information you already receive as a shareholder. You will continue to receive our annual reports, proxy statements for voting on various corporate matters, and other information about shareholder meetings.

26.  Where will account statements and other information be sent?

Account statements and other information will be sent to the mailing address you indicate on the appropriate Authorization Form. If a brokerage or securities firm has joined the plan on your behalf, that firm will be responsible for forwarding any proxy materials and shareholder communications to you, in accordance with its policies.

27.  How are units under the plan voted on shareholder matters?

When a matter is submitted for shareholder approval, we will send the record holder a proxy card. It is our expectation that if David Lerner Associates, Inc. is the record holder of your units, David Lerner Associates, Inc. will have instructions on how to vote your units sent to you. Thereafter, the record holder can use the proxy card to vote on the matter, based on all of your units under the plan (including any fractional units). If the record holder does not return a signed proxy card, the record holder’s units will not be voted. If the record holder’s proxy card is signed and returned, but does not indicate a voting preference, the units will be voted in accordance with the recommendations of management.

Certificates for Units

28.  Do participants receive certificates for units purchased under the plan?

Certificates will not be issued for the units you purchase under the plan. Instead, the number of units you own will be recorded by the plan administrator in “book entry” form. We have adopted this approach for three practical reasons. First, the number of your units would increase on each investment date, so any certificates would quickly be out of date. Second, this approach protects against any loss, theft or destruction of tangible certificates. Third, this approach reduces the total cost of the plan, which in turn allows us to offer other services through the plan without charge. If a brokerage firm joined the plan on your behalf as record holder, that brokerage firm will keep your records.

Withdrawal from the Plan

29. How does a participant withdraw from the plan?

You may withdraw from the plan by making that election on a new Authorization Form, and returning that Authorization Form to the appropriate party as indicated in the appropriate Authorization Form. If your broker is David Lerner Associates, Inc., return the Authorization Form marked in the upper right hand corner as Authorization Form B to David Lerner Associates, Inc. at the address indicated in the form. If your units are not held by David Lerner Associates, Inc. as your broker, return the Authorization Form marked in the upper right hand corner as Authorization Form A to the Company at the address indicated in that form. Your withdrawal will be treated as a cancellation of all prior dividend reinvestment elections. Your withdrawal will take effect in accordance with the time limits described in the answer to question 13.

30.  How are units and dividends affected by withdrawal from the plan?

Withdrawal from the plan will not change the number of your units. If you withdraw from the plan, you will thereafter be paid your dividends in the same manner as shareholders not enrolled in the plan.

31.  Is it possible to rejoin the plan after withdrawing?

As long as you remain eligible to participate in the plan, you may rejoin the plan at any time, without charge.

Tax Information

32.  What are the United States federal income tax consequences of participating in the plan?

The tax consequences of participating in the plan will vary, depending on the tax classification of the participant. For example, the tax laws that apply to individuals are significantly different from those that apply to retirement plans or business entities. The discussion below will focus only on the United States federal income tax consequences to individuals.

We are a REIT for federal income tax purposes. In general, distributions with respect to your units are treated as follows:

•	first, as dividends to the extent that we have earnings and profits;

•	second, as a return of shareholder capital to the extent of your tax basis as a shareholder; and

•	third, as gain realized on the sale of your units.

All dividends that are paid on your units will represent income to you for federal income tax purposes, even if those dividends are reinvested and used to purchase additional units. If you receive your dividends in cash, the cash payment could help enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the plan will increase the number of your units and the total amount of your dividends from them. Thus, your participation in the plan could increase the income you must report for federal income tax purposes.

When you purchase units under the plan, you will have an initial tax basis in the units equal to the entire amount of dividend income included in income with respect to such purchased units. If you sell some or all of your units, the difference between the sales price and your tax basis generally will be treated as a capital gain (or loss). Your tax basis will be increased by the amount of any sales commissions you are required to pay, which will decrease your capital gain (or increase your capital loss). Capital gain or loss will be classified as short-term or long-term depending on the length of time you held the units that were sold. The holding period for units purchased under the plan generally will begin on the day following the date of purchase.

The plan does not depend on a tax ruling from the Internal Revenue Service. We have not requested, and do not expect to request, any such tax ruling.

United States federal income tax laws are complex and subject to change. The tax information in this prospectus is general in nature. It does not address all potentially relevant tax matters, does not constitute tax advice and may not apply to your tax situation. We encourage you to consult a personal tax advisor for further information.

33.  Do participants receive any tax statements or forms?

After the end of each calendar year, the plan administrator will send you an IRS Form 1099 with respect to any dividends that were paid on your units during such year. The information on this form must be reported to the Internal Revenue Service.

34.  Are any taxes withheld under the plan?

If you are subject to backup withholding for federal income tax purposes, the plan administrator must withhold certain amounts from dividends on your units and from any proceeds that may exist upon a sale of your units. In general, backup withholding applies to you if:

•	you fail to provide your taxpayer identification number for your account under the plan,

•	the Internal Revenue Service notifies us that you provided an incorrect taxpayer identification number,

•	the IRS notifies us to start backup withholding, or

•	you fail to certify, in connection with your account under the plan, that you are exempt from backup withholding.

Any backup withholding would reduce your dividends, the number of units you would receive from dividend reinvestment, and any net proceeds from selling your units. Depending on your particular tax situation, any amounts withheld for backup withholding may constitute a credit on your federal income tax return.

General Matters

35.  How long will the plan continue to exist?

While we hope to continue the plan indefinitely, we reserve the right to suspend or terminate the plan at any time and for any reason. We also reserve the right to make modifications to the plan, in our sole discretion, at any time. We will notify you of any suspension, termination or modification.

36.  Can the rules of the plan be waived in certain cases?

We reserve the right to waive or modify particular rules of the plan at any time, as we deem necessary or appropriate. We have no obligation to waive or modify any aspect of the plan. Any waiver will be limited to the occasion on which it occurs, and will not be construed as a waiver on any other occasion.

37.  Does the plan limit the duties or liabilities of the Company or the plan administrator?

The duties, obligations and responsibilities of our Company and the plan administrator, and the agents and nominees of each, are limited to those that are set forth expressly in the plan, or are required by law. To the maximum extent permitted by law, the Company and the plan administrator, and the agents and nominees of each, shall have no liability for any acts that they take, or do not take, in good faith in connection with the plan.

38.  Does the plan alter the investment risks or benefits associated with the units?

The plan does not alter the investment risks or benefits associated with the units. In this regard, an investment in the units under the plan is no different than any other investment in the units. The price and value of the units may fluctuate over time. You will bear any risk of loss, will realize any potential for gain, and must report any taxable income with respect to the units.

USE OF PROCEEDS

We expect to use the proceeds from our sales of units under the plan for general corporate purposes which may include purchasing units under our Unit Redemption Program (described below), enhancing our properties, satisfying our financing obligations and other expenses, increasing our working capital, and acquiring hotels or other properties. The amount of such proceeds will depend on factors beyond our control, including market conditions and the level of participation in the plan. Therefore, we have no basis for estimating either the number of units that may be sold under the plan or the proceeds from such sales.

Unit Redemption Program

We have instituted a Unit Redemption Program to provide our shareholders who have held their units for at least one year with the benefit of limited interim liquidity, by presenting for redemption all or any portion of their units at any time and in accordance with the procedures outlined in this prospectus. After you have held your units for the required one-year period, our Unit Redemption Program will provide an opportunity for you to redeem your units, subject to certain restrictions and limitations, for a purchase price equal to the lesser of: (1) $11.00 per unit; or (2) the purchase price per unit that you actually paid for your units. In the case of redemption of units following the death of all shareholders in one account, the purchase price will equal 100% of the price paid by the deceased shareholders. In the event that you are redeeming all of your units, units purchased pursuant to our Additional Share Option Plan or our dividend reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. The board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•

waive the one-year holding period in the event of the death of a shareholder, a shareholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a shareholder’s IRA;

•

reject any request for redemption, but only if the request for redemption is not permitted by the express terms of the Unit Redemption Program (because, for example, the person requesting redemption has not held the units for at least one year) or is not permitted by applicable law or the person requesting redemption has failed to fill out properly and completely the redemption request form;

•	change the purchase price for redemptions; or

•	otherwise amend the terms of, suspend, or terminate the Unit Redemption Program.

Redemption of units, when requested, will be made quarterly. Funding for the redemption of units will come from the proceeds we receive from the sale of units under our dividend reinvestment plan. Subject to funds being available, we will limit the number of units redeemed pursuant to our Unit Redemption Program to the lesser of as follows: (1) during any 12-month period, we will not redeem in excess of five percent (5.0%) of the weighted average number of units outstanding during the 12-month period immediately prior to the date of redemption; and (2) funding for the redemption of units will come exclusively from the net proceeds we receive from the sale of units under our Additional Share Option Plan and our dividend reinvestment plan so that in no event will the aggregate amount of redemptions under our Unit Redemption Program exceed aggregate net proceeds received by us from the sale of units pursuant to our Additional Share Option Plan and our dividend reinvestment plan. Notwithstanding the foregoing, we may consider, in our sole discretion, sources of funding other than our Additional Share Option Plan and our dividend reinvestment plan to fund the redemption of units under the Unit Redemption Program.

If funds available for our Unit Redemption Program are not sufficient to accommodate all requests, units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder’s IRA; next, pro rata as to shareholders seeking redemption of all units owned by them who own beneficially or of record fewer than 100 units; and, finally, pro rata as to all other redemption requests.

Our board of directors, in its sole discretion, may choose to suspend or terminate the Unit Redemption Program, or to reduce the number of units purchased under the Unit Redemption Program, if it determines the funds otherwise available to fund the Unit Redemption Program are needed for other purposes.

We cannot guarantee that the funds set aside for the Unit Redemption Program will be sufficient to accommodate all requests made in any year. If we do not have such funds available at the time when redemption is requested, you can withdraw your request for redemption by submitting a written request to withdraw your request for redemption to David Lerner Associates, Inc. If no withdrawal is requested, we will honor your request at such time, if any, when sufficient funds become available. You may withdraw your request for redemption at any time up until the time at which your units are redeemed.

In general, a shareholder or his or her estate, heir or beneficiary may present to us fewer than all of the units then-owned for redemption, except that the minimum number of units that must be presented for redemption shall be at least 25% of the holder’s units. However, provided that your redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased shareholder; (2) by a shareholder who is deemed by our board of directors to be disabled or in need of long-term care; (3) by a shareholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a shareholder due to a mandatory distribution under such shareholder’s IRA, a minimum of 10% of the shareholder’s units may be presented for redemption; provided, however, that any future redemption request by such shareholder must present for redemption at least 25% of such shareholder’s remaining units.

A shareholder who wishes to have units redeemed must mail or deliver to us a written request on a form provided by us and executed by the shareholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have Units redeemed following the death of a shareholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the shareholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. A shareholder requesting the redemption of his units due to a disability must mail or deliver to us a written request on a form provided by us, including the evidence acceptable to our board of directors of the shareholder’s disability. If the units are to be redeemed under any conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The Unit Redemption Program is only intended to provide limited interim liquidity for shareholders until a secondary market develops for the units. No such market presently exists and we cannot assure you that any market for your units will ever develop.

The units we purchase under the Unit Redemption Program will be cancelled, and will have the status of authorized, but unissued units. We will not reissue such Units unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

The foregoing provisions regarding the Unit Redemption Program in no way limit our ability to repurchase units from shareholders by any other legally available means for any reason that our board of directors, in its discretion, deems to be in our best interest.

If we terminate, suspend, reduce the scope of or otherwise change the Unit Redemption Program, we will disclose the changes in reports filed with the SEC. No commissions will be payable under the Unit Redemption Program.

DESCRIPTION OF UNITS

Units are being offered through this Amended and Restated Dividend Reinvestment Plan. Each unit is equal to one common share and one Series A preferred share of the Company.

The information set forth below is only a summary of the material terms of our common shares and the preferred shares. You should refer to our articles of incorporation and bylaws for a complete description of our common shares and our preferred shares.

Our authorized capital stock consists of:

•	200,000,000 common shares, no par value,

•	200,000,000 Series A preferred shares, no par value,

•	240,000 Series B convertible preferred shares, no par value, and

•	15,000,000 additional preferred shares, no par value.

As of January 10, 2012 there were 91,109,651 units and 240,000 Series B convertible preferred shares issued and outstanding.

Common Shares

Dividend and Distribution Rights. Our common shares have equal rights in connection with:

•	dividends;

•	distributions; and

•	liquidations.

If our board of directors determines, in its sole discretion, to declare a dividend, the right to that dividend is subject to the following restrictions:

•	the dividend rights of our common shares may be subordinate to the dividend right of any other of our shares ranking senior to our common shares; and

•	the amount of the dividend may be limited by law.

If we liquidate our assets or dissolve entirely, the holders of the common shares will share, on a pro rata basis, in the assets we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of common shares can share in our assets. Upon liquidation, the rights of the holders of the common shares will initially arise out of their rights as holders of the Series A preferred shares. In addition, in the event that the liquidation of our Company results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the holders of the common shares and the holder of the Series B convertible preferred shares, on an as converted basis.

Holders of common shares do not have the right to convert or redeem their shares. In addition, they do not have rights to a sinking fund or to subscribe for any of our other securities.

Voting Rights. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of common shares have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of stock. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding common shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Our articles state that a majority of common shares outstanding and entitled to vote on a matter may approve our Company to take any of the following actions:

•	dissolve;

•	amend our charter or articles of incorporation;

•	merge;

•	sell all or substantially all of our assets; or

•	engage in a share exchange or similar transactions;

except for amendments to our articles of incorporation relating to the classification of the board of directors. This matter requires the approval of at least two-thirds of the shares entitled to vote.

Series A Preferred Shares

Our Series A preferred shares have no voting rights, no distribution rights (other than as described below) and no conversion rights. In addition, our Series A preferred shares are not separately tradable from the common shares to which they relate. The only right associated with each Series A preferred share is a priority distribution upon the sale of our assets in liquidation, dissolution or winding up of our business. The priority distribution will be equal to $11.00 per Series A preferred share, and no more, before any distribution will be made to the holders of any other shares. Upon that distribution the Series A preferred shares will have no other distribution rights.

The Series A preferred shares will terminate and have no liquidation preference or any other rights upon the conversion of the Series B convertible preferred shares into common shares, as described below. Once the Series B convertible preferred shares are converted into common shares, a unit holder will only hold common shares and will no longer have the priority distribution upon the sale of our assets in liquidation associated with the Series A preferred shares.

Series B Convertible Preferred Shares

Our authorized capital stock includes 240,000 Series B convertible preferred shares. Glade M. Knight is the sole holder of the Series B convertible preferred shares. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Series B convertible preferred shares.

Upon our liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment. However the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the distribution rights of the holders of the Series A preferred shares. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of our assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

The Series B convertible preferred shares are convertible into common shares upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of our assets, stock or business is transferred, whether through exchange, merger, consolidation, lease, share exchange or otherwise, other than a sale of assets in liquidation, dissolution or winding up of our business; or

(2) the termination or expiration without renewal of the advisory agreement, or the property acquisition/disposition agreement; or

(3) we list our common shares on a national securities exchange or quotation system or in any established market.

Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to the holder of a Series B convertible preferred share, each Series B convertible preferred share is convertible into 24.17104 common shares, or in the aggregate, approximately 5,801,050 common shares.

Mr. Knight, as our chief executive officer, can influence whether substantially all of our assets, stock or business is transferred as a going concern or whether our common shares are listed or quoted. Accordingly, Mr. Knight can influence both the conversion of the Series B convertible preferred shares issued to him and the resulting dilution of other shareholders. Upon the occurrence of any triggering event and for purposes of determining the liquidation payment due to each holder of a Series B convertible preferred share, the Series B convertible preferred shares are convertible into 5,801,050 common shares. The effect of the conversion of the Series B convertible preferred shares is that Mr. Knight would own approximately 5.99% of the total number of common shares currently outstanding in exchange for an initial aggregate payment of $24,000.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Preferred Shares

Our articles of incorporation authorize the issuance of up to 15,000,000 additional preferred shares. At the present time, no preferred shares other than the Series A preferred shares and the Series B convertible preferred shares have been issued. We believe that the authorization to issue additional preferred shares benefits us and our shareholders by permitting flexibility in financing additional growth, giving us additional financing options in our corporate planning and in responding to developments in our business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives us the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting.

At present, we have no specific financing or acquisition plans involving the issuance of additional preferred shares and do not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares. We cannot now predict whether or to what extent, if any, additional preferred shares will be used or, if so used, what the characteristics of a particular series may be.

The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on the terms and for the consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of our issued and outstanding common shares may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since our board of directors believes it is essential that we maintain our REIT status, our bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding common shares. The board may exempt a proposed transferee from this ownership limit. The board may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

Any acquisition or transfer of our shares will be null and void, and the intended transferee will acquire no rights to our shares if the acquisition or transfer would:

•	result in our common shares and any other stock being owned by fewer than 100 persons, or

•	result in our being “closely-held” within the meaning of Section 856(h) of the Internal Revenue Code.

These restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our articles are amended accordingly.

Any purported transfer of common shares or any other stock that would result in a person owning shares of capital stock in excess of the ownership limit will result in the transfer being declared null and void. The shares subject to the purported transfer will be considered to be “excess shares.” Under our bylaws, excess shares will be deemed to have been acquired and to be held on our behalf. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions. Any dividend or distribution paid to a purported transferee of excess shares prior to our discovery that the shares have been transferred in violation of our bylaws must be repaid to us upon demand.

Our bylaws provide that we may redeem any excess shares. The redemption price for any excess share will be equal to:

•

the last reported sale price of the shares or units on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading;

•

if the shares are not so listed or admitted to trading, the average of the highest bid and lowest asked prices on such last business day as reported by the NASDAQ, National Quotation Bureau or a similar organization selected by us for that purpose; or

•	the fair market value as determined in good faith by our board of directors.

In addition, each shareholder will, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine our compliance with those provisions or requirements.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

PLAN OF DISTRIBUTION

We plan to distribute all units issued under the plan without using an underwriter, broker or dealer. We reserve the right, however, to engage brokers, dealers or agents, in our sole discretion. In any case, you will not pay any brokerage fees, commissions or service charges to purchase units under the plan. You may also withdraw from the plan at no cost.

The units may not be available under the plan in all jurisdictions. We are not offering to sell, and are not soliciting any offer to buy, any units or other securities in any jurisdiction in which it is unlawful to do so.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that our directors and officers shall have no liability for damages to us or our shareholders, unless directors or officers have engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with our affairs.

Our articles of incorporation provide that we shall indemnify any present or former director or officer against any expense or liability in any action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of us or our shareholders, and that the liability was not the result of willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys’ fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the units unless:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnified party; or

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnified party; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnified party.

To the extent that directors or officers (or other persons who control us) may be indemnified under the provisions described above for liabilities arising under the Securities Act of 1933, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in such Act, and is therefore unenforceable.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

GOVERNING LAW

The laws of the Commonwealth of Virginia (excluding its rules on choice of law) shall govern the plan, its terms and conditions, and all matters that may arise directly or indirectly in connection with the plan.

LEGAL MATTERS

The legality of the units being offered under the plan has been passed upon by our counsel, McGuireWoods LLP, in Richmond, Virginia. Our legal counsel also acts as counsel to Glade M. Knight, our Chief Executive Officer, Apple REIT Six, Inc., Apple REIT Eight, Inc. Apple REIT Nine, Inc. and Apple REIT Ten, Inc., and to certain other affiliates.

Authorization Form A

AUTHORIZATION FORM
APPLE REIT SEVEN, INC.
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

SEND TO THE COMPANY:	Apple REIT Seven, Inc. 814 East Main Street Richmond, Virginia 23219 Attention: Investor Relations

I hereby authorize and instruct Apple REIT Seven, Inc. (the “Company”) to implement my elections to purchase units (“Units”) of the Company under its Amended and Restated Dividend Reinvestment Plan. I understand that participation in the Plan is voluntary and that:

•	Elections under the Plan will take effect on investment dates (as defined in the Plan)

•	The Plan and all of its rules will apply to the account holders (and any representative) named below

DIVIDEND REINVESTMENT OPTION FOR REGISTERED UNIT HOLDERS OTHER THAN BROKERAGE OR SECURITIES FIRMS (automatic monthly purchase of Units in lieu of cash dividends):

☐  Full Dividend Reinvestment. Reinvestment of Dividends on all current and future Units

☐  Cancel Dividend Reinvestment. (if previously elected)

FOR BROKERAGE OR SECURITIES FIRMS HOLDING UNITS IN “STREET NAME” FOR THE BENEFICIAL OWNERS OF UNITS

Number of Units of Apple REIT Seven, Inc. for which you wish to elect to reinvest dividends.

PLEASE PRINT OR TYPE:

(Check/Show Type of Account)

individual	joint
corporation	partnership
LLC	trust
benefit plan
other (specify: )

[ ]	[ ]
Full Name of Account Holder (First MI Last)	SSN or Tax ID

[ ]	[ ]
Full Name of Joint Holder (First MI Last)	SSN or Tax ID

(Statement Address) Street City State Zip Country

Signatures:
	(for holder)	(date)	(for joint holder)	(date)

Title/Authority (if signing as a representative):

AUTHORIZATION FORM A

Acct. #:    Date:    Doc. # 1021

IC Name/Code:    Track#:

Authorization Form B

AUTHORIZATION FORM
(For Apple REIT Seven, Inc. Unit Holders whose Units are held by
David Lerner Associates, Inc. (“DLA”))

APPLE REIT SEVEN, INC.
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

SEND TO DLA:	David Lerner Associates, Inc. 477 Jericho Turnpike P.O. Box 9006 Syosset, NY 11791-9006 Attn: Ms. Pam Maier

NOTE: This form must be completed and returned to David Lerner Associates, Inc. even if you were previously reinvesting your dividends through Apple REIT Seven, Inc.’s additional share option plan.

I hereby authorize and instruct DLA to implement my elections to purchase units (“Units”) of Apple REIT Seven, Inc. (the “Company”) under its Amended and Restated Dividend Reinvestment Plan. I understand that participation in the Plan is voluntary and that:

•	Elections under the Plan will take effect on investment dates (as defined in the Plan)

•	The Plan and all of its rules will apply to the account holders (and any representative) named below

DIVIDEND REINVESTMENT OPTION (automatic monthly purchase of Units in lieu of cash dividends):

☐  Full Dividend Reinvestment. Reinvestment of Dividends on all current and future Units

☐  Cancel Dividend Reinvestment. (if previously elected under this Dividend Reinvestment Plan)

PLEASE PRINT OR TYPE:	[ ]	[ ]
	Full Name of Account Holder (First MI Last)	SSN or Tax ID

	[ ]	[ ]
(Account Number must be completed)	Full Name of Joint Holder (First MI Last)	SSN or Tax ID

(Statement Address) Street City State Zip

Signatures:
	(for holder)	(date)	(for joint holder)	(date)

Title/Authority (if signing as a representative):

David Lerner Associates, Inc.
477 Jericho Turnpike, P.O. Box 9006, Syosset, NY 11791-9006  •   1-800-367-3000  •   516-921-4200  •   www.davidlerner.com

AUTHORIZATION FORM B

II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

SEC registration fees	$6,303.00
Printing and engraving fees	$30,000.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$10,000.00

Total	$76,303.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant has obtained, and pays the cost of, directors’ and officers’ liability insurance coverage. Directors’ and officers’ insurance insures (i) the directors and officers of the registrant from any claim arising out of an alleged wrongful act by the directors and officers of the registrant in their respective capacities as directors and officers of the registrant, and (ii) the registrant to the extent that the registrant has indemnified the directors and officers for such loss. The Virginia Stock Corporation Act (the “Virginia Act”) permits, and the registrant’s Articles of Incorporation require, indemnification of the registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant’s Articles of Incorporation require indemnification of officers and directors with respect to any action if the directors (other than the indemnified party) determine in good faith that the indemnified party’s course of conduct was undertaken in good faith within what the indemnified party reasonably believed to be the scope of his authority and for a purpose he reasonably believed to be in the best interests of the registrant or its shareholders, except in the case of willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. In addition, the registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The registrant’s Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the registrant in a shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws.

ITEM 16. EXHIBITS

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.3 to amendment no. 3 to the registrant’s Registration Statement on Form S-11 (SEC File No. 333-125546) effective March 3, 2006)

3.2	Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-11 (SEC File No. 333-125546) effective March 3, 2006)
5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP (filed herewith)
24.1	Power of Attorney of Glenn W. Bunting. Jr. (filed herewith)
24.2	Power of Attorney of Kent W. Colton (filed herewith)
24.3	Power of Attorney of Lisa B. Kern (filed herewith)
24.4	Power of Attorney of Bruce H. Matson (filed herewith)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A. Paragraphs (a)(i) and (a)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (Section 230.430B of the Regulations under the Securities Act of 1933):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on January 13, 2012.

Apple REIT Seven, Inc.

By:	/s/ Glade M. Knight Glade M. Knight Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Glade M. Knight Glade M. Knight		Director, Chairman of the Board of Directors and Chief Executive Officer	January 13, 2012
/s/ Bryan F. Peery Bryan F. Peery		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 13, 2012
/s/ * Glenn W. Bunting, Jr.		Director	January 13, 2012
/s/ * Kent W. Colton		Director	January 13, 2012
/s/ * Lisa B. Kern		Director	January 13, 2012
/s/ * Bruce H. Matson		Director	January 13, 2012
By:	/s/ Glade M. Knight Glade M. Knight Attorney-in-Fact for the above-named persons

EXHIBIT INDEX

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.3 to amendment no. 3 to the registrant’s Registration Statement on Form S-11 (SEC File No. 333-125546) effective March 3, 2006))

3.2	Bylaws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-11 (SEC File No. 333-125546) effective March 3, 2006)
5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP (filed herewith)
24.1	Power of Attorney of Glenn W. Bunting. Jr. (filed herewith)
24.2	Power of Attorney of Kent W. Colton (filed herewith)
24.3	Power of Attorney of Lisa B. Kern (filed herewith)
24.4	Power of Attorney of Bruce H. Matson (filed herewith)